Exhibit 10.13

Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER COLLABORATION AGREEMENT

By and Between

Qualcomm Technologies, Inc. AND Veoneer US, Inc.

MASTER COLLABORATION AGREEMENT
This Master Collaboration Agreement (“Agreement”), dated as of January 25, 2021 (the “Effective Date”), is entered into by and between Veoneer, Inc., a corporation organized under the laws of Delaware (together with its Affiliates, “Veoneer”), and Qualcomm Technologies, Inc., a corporation organized under the laws of Delaware (together with its Affiliates, “QTI”). Each of Veoneer and QTI may be referred to in this Agreement as a “Party.”
A.Veoneer and QTI wish to engage in strategic collaboration in the automotive business with a focus on:
(i)    the development, manufacture, marketing, sale and support of both (a) next-generation camera vision perception software, known as GVP5 (“GVP5”), and associated driving policy software (together, including GVP5, the “Stack”) and (b) system-on-chip devices (SOCs) designed to support the Stack and the related board support package and other associated software for such SOCs (“QTI SOCs”); and
(ii)    cooperation between the Parties in making available the Stack and QTI SOCs as an integrated offering (“Combined Offering”) that is commercially compelling to (a) direct suppliers to automobile manufacturers (“Tier 1 Suppliers”), (b) such automobile manufacturers (“OEMs”) directly (Tier 1 Suppliers and OEMs, collectively, the “Target Customers”), and (c) Main Veoneer as a Tier 1 Supplier of integrated solutions provided directly to OEMs.
B.To this purpose, (i) Veoneer, through StackCo (as defined below), to operate under the name “Arriver,” has committed to develop and support the Stack and supply it to QTI, (ii) QTI has committed to develop and support QTI SOCs and supply them to Veoneer, and (iii) QTI has committed to commercialize the Combined Offering and market it to the Target Customers.
C.In addition, the Parties intend to maintain a business relationship pursuant to the terms and conditions of the Ancillary Agreements, such that StackCo will continue to supply the Stack to QTI, and QTI will continue to supply QTI SOCs to Veoneer, even if the planned collaboration of the Parties on the Combined Offering under this Agreement terminates.
Accordingly, and based on the foregoing, the Parties agree as follows:
1.DEFINITIONS.
Capitalized terms used in this Agreement have the meanings ascribed to them in the Definitions Appendix below or elsewhere in the main body in this Agreement.
2.FORMATION OF STACKCO.
2.1    StackCo Structure. Veoneer will, during a transition period beginning on the Effective Date, create a separate organization within Veoneer that consists of subsidiaries focused on the development and support of camera vision perception software and associated driving policy software (such organization, “StackCo”). StackCo will be set up in accordance with a structuring and resources plan to be prepared, and updated from time to time, by Veoneer (“Resources Plan”). The initial Resources Plan is as set forth in Exhibit F. QTI will have the right to approve (such approval not to be unreasonably withheld) any material modifications to such plan to the extent the modifications have a material effect on the independence of StackCo described in this Section 2 or on the ability of StackCo to meet the obligations set forth in Section 3. StackCo will use commercially reasonable efforts to implement the Resources Plan and will provide updates on such efforts through the governance and coordination process described in Section 6 (at least every six (6) months).
2.2    StackCo Governance. StackCo will be managed and operated separately from the operations of Veoneer that are focused on development, manufacturing and sales of products by Veoneer as a Tier 1 Supplier directly to OEMs. StackCo will have its own profit and loss statements, and StackCo’s senior leadership will report directly to senior executives of Veoneer. The StackCo managing director and the senior StackCo management team will oversee profit and loss, day-to-day operations, pursuit management and pricing of the Stack, and resource prioritization within StackCo related to the Stack. StackCo will be subject to the applicable provisions of Section 6 (Governance and Coordination) in carrying out such activities.
2.3    Physical Separation. Personnel dedicated to StackCo will, subject to a transition period to be described in the Resources Plan, work in a location that is separated physically from Main Veoneer (e.g., a separate building, separate floor, or other physically separated work space with cardkey or similar access restrictions). For avoidance of doubt, such physical separation will not preclude the use of shared common space, such as conference rooms, kitchen areas, and dining facilities. In addition, StackCo data will be maintained, and StackCo personnel will perform their development, sales and support work, on IT systems that are physically or virtually separated from those used by Main Veoneer. Also, StackCo personnel will have an email domain, for use in the business of StackCo, that is separate from the veoneer.com email domain.
2.4    Separate and Shared Resources. StackCo will have certain of its own engineering, sales, support, internal business controls, and quality control personnel, and such personnel will report directly or indirectly to StackCo’s managing director. StackCo will use resources shared with the rest of Veoneer for some of these and other business functions. Further details regarding such personnel and use of shared resources will be set forth in the Resources Plan.
2.5    Information Handling Protocol. StackCo will be subject to an information handling protocol designed to prevent confidential information of Target Customers from being disclosed to Main Veoneer (“Information Handling Protocol”). Such confidential information will include any nonpublic information of a Target Customer relating to its technology, products or customers that is provided to StackCo in connection with the Collaboration regarding the Combined Offering, whether directly by the Target Company or indirectly through QTI, as further described in the Information Handling Protocol.
3.DEVELOPMENT AND ALIGNMENT. The Parties will collaborate in the design, development, manufacture, marketing, sale, support and other commercialization of the Stack, the QTI SOCs and Combined Offering (including the supply of the Stack to QTI and QTI SOCs to Veoneer) (the “Collaboration”).
3.1    Responsibilities of the Parties. The Parties will have the respective responsibilities described in this Section 3.1 as part of the Collaboration, subject to the terms of the applicable Ancillary Agreements. Such responsibilities will be as further described in the Ancillary

Agreements, and the responsibilities to be specified in the Ancillary Agreements will be consistent with the RASIC matrix attached to this Agreement as Exhibit A.
3.1.1    Veoneer will, through StackCo, develop the Stack; work with QTI to integrate the Stack with the QTI SOCs, as mutually agreed by the Parties, to develop the Combined Offering; work with QTI in QTI’s marketing of the Combined Offering; and provide support to QTI in QTI’s support to Target Customers for the Combined Offering.

3.1.2    QTI will develop the QTI SOCs; work with StackCo in integrating the Stack with the QTI SOCs to develop the Combined Offering; coordinate with StackCo in QTI’s marketing and sale of the Combined Offering; manufacture the QTI SOCs; and supply the QTI SOCs to Veoneer and support the QTI SOCs, both separately and as integrated into the Combined Offering.
3.1.3    As part of the Parties’ roles and responsibilities, (a) StackCo will develop and deliver a version of the Stack based on, and designed for integration with, a reference design of the QTI SOCs; and (b) QTI will develop and deliver QTI SOCs based on, and designed to support, a reference version of the Stack. The Parties will perform their roles and carry out their responsibilities in a professional and workmanlike manner and in accordance with good practices and applicable industry standards.
3.2    Performance and Coordination of Work. The Parties will agree on a collaboration roadmap addressing the Stack, QTI SOCs and the Combined Offering (the “Collaboration Roadmap”). The elements of the Collaboration Roadmap with respect to the Stack will include the core requirements set forth in Exhibit B (“Core Stack Requirements”), and the elements of the Collaboration Roadmap with respect to the QTI SOCs will include the core requirements set forth in Exhibit C (“Core SOC Requirements”). The Collaboration Roadmap will address, among other things, (a) the planned architecture, functionality, performance, development targets, deliverables, timing of deliverables, milestones, key performance indicators (KPIs) and release schedules, and other plans for the Stack, the QTI SOCs, and the Combined Offering, (b) the alignment, or manner in which the Parties will align, on such planned architecture, functionality, performance, development targets, deliverables, timing of deliverables, milestones, KPIs and release schedules, and (c) the Parties’ roles and responsibilities with respect to such planned architecture, functionality, performance, development targets, deliverables, timing of deliverables, milestones, KPIs and release schedules. As part of the foregoing, the Collaboration Roadmap will outline, and both Parties agree to support, the proof of concept activities for priority Target Customers with relevant data collection and KPI development for the Combined Offering.
3.3    Changes with Respect to Stack and QTI SOCs. Whether or not the Parties have already agreed on the Collaboration Roadmap, they will continue to discuss and consult on changes to plans for the Stack, QTI SOCs and Combined Offering, including in response to evolving market demands, cost and budget considerations, and requests of Target Customers (including Main Veoneer). Each Party retains the discretion to make changes in its product (i.e., the Stack in the case of StackCo and QTI SOCs in the case of QTI), including elements relating to such product set forth in the Collaboration Roadmap, except that (a) StackCo may not change, and will remain obligated to comply with, the Core Stack Requirements, unless otherwise agreed by QTI (such agreement not to be unreasonably withheld); and (b) QTI may not change, and will remain obligated to comply with, the Core SOC Requirements, unless otherwise agreed by Veoneer (such agreement not to be unreasonably withheld). The Parties acknowledge and agree that (i) material changes in the Core Stack Requirement by StackCo (without such agreement by QTI), or a material failure by StackCo to develop and deliver the Stack in compliance with the Core Stack Requirements, will (unless attributable in whole or significant part to the acts or omissions of QTI) constitute Material Breach (as defined below) by StackCo; and (ii) material changes in the Core SOC Requirements by QTI (without such agreement by Veoneer), or a material failure by QTI to develop and supply QTI SOCs in compliance with the Core SOC Requirements, will (unless attributable in whole or significant part to the acts or omissions of StackCo) constitute Material Breach (as defined below) by QTI. In addition, neither Party will have an obligation to make changes to the Stack (in the case of StackCo) or QTI SOCs (in the case of QTI) except as mutually agreed by the Parties.
3.4    Effect of Deviation from Collaboration Roadmap. If a Party makes material changes to its plans for its contribution to the Combined Product (i.e., changes to plans for the Stack in the case of StackCo or changes to plans for QTI SOCs in the case of QTI), including changes to elements set forth in the Collaboration Roadmap, as described in Section 3.3, and the other Party reasonably determines that the changes materially adversely affect the marketability or competitiveness of the Combined Product, or the other Party has materially failed to comply with the Collaboration Roadmap, such Party may terminate this Agreement. In such event, such Party will provide written notice thereof to the other Party, describing in reasonable detail the reasons for the termination. At either Party’s request, the matter will then be escalated in accordance with Section 10.2. If the matter is not resolved in accordance with Section 10.2, termination will become effective in accordance with and subject to the terms of Section 10.2.
4.CONTRIBUTIONS TO STACKCO.
4.4    Resources Plan. Veoneer will contribute to StackCo, as set forth in the Resources Plan, assets, intellectual property license rights, and personnel of Veoneer (a) primarily related to the business of developing, supporting, and licensing the Stack, or (b) necessary to develop the Stack with the functionality set forth in the Collaboration Roadmap. Such assets, intellectual property license rights, and personnel will be as specified in the Resources Plan and include (i) the transfer to StackCo of the employees and contractors identified in the Resources Plan, (ii) the licenses with respect to intellectual property set forth in the Resources Plan, and (iii) the transfer of tangible assets described in in the Resources Plan.
4.5    Transition and Responsibility for Legacy Stack. The Parties acknowledge and agree that (a) StackCo, in addition to developing, supporting, and licensing the Stack, will also be responsible for development and support of the predecessor of the Stack (including GVP4, Z1 and applications for particular OEMs) (collectively, the “Legacy Stack”), (b) to facilitate the uninterrupted performance of such Legacy Stack development and support, the movement of personnel to StackCo will take place over time, and (c) the movement of Veoneer personnel to StackCo will be subject to the obligation to continue (and the StackCo personnel will continue) development and support of the Legacy Stack after moving to StackCo. StackCo will carry out Veoneer’s business with respect to the Legacy Stack, including support of Legacy Stack customers and performance of other services related to the Legacy Stack, to the same extent as if such business were a fully integrated part of Veoneer and not part of a separate organization. The Information Handling Protocol will address any differences in the application of the Information Handling Protocol to personnel supporting the Legacy Stack and personnel developing, supporting and licensing the Stack.

5.COMMERCIALIZATION.
5.1    License of the Stack. (a) Veoneer will license the Stack to QTI, and provide support to QTI with respect to the Stack, pursuant to agreements between the Parties, including those for licensing of software, development, and support (collectively, the “Stack Agreements”); and (b) QTI will pay a share of Veoneer’s Price for the Stack (as set forth in Exhibit D).
5.2    Supply of QTI SOCs. QTI will supply QTI SOCs to Veoneer, and provide support to Veoneer with respect to the QTI SOCs, pursuant to one or more agreements between the Parties, including those for component supply, licensing of related software, development, and support (collectively, the “SOC Agreements”). The SOC Agreements will provide that Main Veoneer will pay for the QTI SOCs the prices set forth in Exhibit E (as such exhibit may be amended by the Parties). The prices provided in Exhibit E include the system on chip (and the firmware thereon) and the other items required for use thereof, which items are described in Exhibit E. The prices do not include (a) license fees for QTI optional software, (b) fees for optional services (including support services) provided by QTI, which services Main Veoneer will pay for in addition if Veoneer chooses to order them, or (c) payments to third parties for their Specified Third-Party Software (as defined below). The SOC Agreements, in particular, the applicable software license agreement, will specify the software of third parties for which Veoneer may require a license (“Specified Third-Party Software”). It will be the sole responsibility of Veoneer to determine whether or not it is necessary for Veoneer to procure licenses of such Specified Third-Party Software.
5.3    Sale of Combined Offering. Subject to agreement of the Parties on the Marketing Plan (as described below), QTI will have sole responsibility for selling and marketing the Combined Offering to Target Customers. Main Veoneer will purchase QTI SOCs and license related software from QTI under the SOC Agreements and license the Stack from StackCo, and market and sell solutions that integrate such QTI SOCs and Stack to OEMs directly.
5.4    Engagements with Potential Target Customers. QTI may request StackCo’s support, in accordance with the Stack Agreements, for engagements with potential Target Customers. StackCo will assign certain sales-related representatives to join a combined sales team led by QTI, and QTI will pay for such StackCo representatives, in accordance with a secondment agreement (“Secondment Agreement”). Where non-public information of the Target Customers may be disclosed to StackCo, it will be handled (and the confidentiality terms with respect thereto will be) consistent with the Information Handling Protocol.
5.5    Target Customer Contracts.
5.5.1    QTI will have responsibility for contracting with Target Customers for the Combined Offering and related support.
5.5.2    QTI will sublicense the Stack only for use with QTI SOCs as part of the Combined Offering. QTI may, in its discretion, sublicense the Stack and supply the QTI SOCs under two or more separate contracts. Nonetheless, payment under each such contract with QTI (including any contract for sublicensing or supporting the Stack) will be made by the Target Customer directly to QTI, subject to the payment by QTI to Veoneer under the Stack Agreements.

5.5.3    QTI will comply with this Agreement and the Stack Agreements in its contracts with Target Customers.
5.6    Enhancements to the Combined Offering. The Parties will address enhancements to the Combined Offering (whether to the Stack or the QTI SOCs) that are requested by Target Customers and Main Veoneer based on processes and criteria set forth in the Collaboration Roadmap.
6.GOVERNANCE AND COORDINATION.
6.1    Governance. Veoneer will appoint a managing director for StackCo (“StackCo Head”). Each Party will appoint (a) subject matter experts to serve as a point of contact to oversee the technical development of the Stack (in the case of StackCo) or QTI SOCs (in the case of QTI) and the Combined Offering (in the case of both Parties) (each, a “Subject Matter Expert”), and (b) managers to serve as a point of contact to oversee the overall Collaboration (each, a “Project Domain Head”). The Project Domain Heads will be responsible for exchanging information, coordinating meetings, initially addressing any disputes, and supervising all other matters relevant to the performance of this Agreement and the Ancillary Agreements, but are not authorized to add, modify or waive compliance with any term or condition of this Agreement or the Ancillary Agreements. The chief executive officer of Veoneer, Inc., the president of Qualcomm Technologies, Inc., the Subject Matter Experts, the head of the applicable QTI business unit (the “QTI BU Head”), the StackCo Head, and the Project Domain Heads will meet in accordance with the table below to ensure continuous alignment (such meetings, the “Governance Meetings”).

Topic	Participants	Minimum Frequency	Description
Relationship Review	Veoneer CEO QTI president	Quarterly (or as mutually agreed)	•Review overall progress and the relationship •Agenda similar to Steering Group meeting
Technical Exchange Meeting	Subject Matter Experts QTI BU Head (optional) StackCo Head (optional)	Bimonthly (or as mutually agreed)	•Avante related service and IP development progress •Collaboration Roadmap vs. adjustments •Flexible agenda to cover variety of topics
Steering Group	QTI BU Head StackCo Head	Monthly (or as mutually agreed)	•Project status review •Resource review •Project exception / escalation handling •Technology alignment •GTM review (anonymized as needed) ◦Funnel review ◦Customer pursuits ◦Customer project review
6.2    Governance Meetings. At the Governance Meetings, each Party’s representatives will (a) discuss and review the Collaboration, the status of the Work, and any key developments arising in connection with any of the foregoing or otherwise under this Agreement or any

Ancillary Agreement; (b) convey to the other Party’s representatives (i) the Party’s plans with respect to the Collaboration and updates with respect to the Stack or QTI SOCs (as applicable) and Combined Offering, and (ii) any issues or problems (actual or anticipated) arising under this Agreement, any Ancillary Agreement, or otherwise in connection with the Collaboration; and (c) seek to resolve any such issues or problems in good faith. Governance Meetings will be held at such times and places, and in such manner (e.g., videoconference), as are mutually agreed by the Parties. The costs incurred by each Party in connection with its participation in the Governance Meetings will be borne by such Party.
6.3    Change in Representatives. A Party may change its representatives (including the Subject Matter Experts, the BU Head, the StackCo Head, and the Project Domain Heads) at any time upon notice to the other Party.
7.PROTECTION RIGHTS.
7.1    QTI Protection Rights.
7.1.1    If Veoneer receives an unsolicited third-party offer to acquire the StackCo Business, Veoneer will give written notice to QTI within five (5) business days of receiving such offer, including a summary of the key terms offered. Veoneer will not enter into an agreement with respect to a possible acquisition providing for (a) a transaction or exclusivity with, or (b) any other preference for, any other party until fifteen (15) business days after delivery of such notice to QTI. The foregoing notice requirement will not apply if Veoneer has no intention of exploring the third-party offer. If Veoneer initiates a process to sell the StackCo Business, Veoneer will give QTI twenty (20) business days’ prior written notice. If, during such twenty (20) business day period, QTI desires to negotiate with Veoneer, Veoneer will provide QTI fifteen (15) days to exclusively negotiate a term sheet. If good faith negotiations end without agreement, Veoneer is free to engage with any potential third-party acquirer.
7.1.2    If Veoneer receives an unsolicited third-party offer to acquire Veoneer, Veoneer will give formal written notice to QTI within five (5) business days of receiving such offer. Veoneer will give QTI five (5) business days’ prior written notice if it initiates a process to sell Veoneer. Veoneer will consider any offer QTI decides to make for StackCo or Veoneer before concluding any agreement for the sale of Veoneer.
7.1.3    The rights of QTI (including any obligations of Veoneer) set forth in this Section 7.1 (“QTI Protection Rights”) expire on the earliest of (a) December 31, 2024, (b) the date that QTI promotes, markets, or sells or enters into an agreement to promote, market, or sell a Non-StackCo Stack (as defined in Section 7.2 below), or (c) the date that QTI fails to timely provide a QTI Notice (as defined in Section 7.2 below).
7.2    Veoneer Protection Rights.
7.2.1    Prior to QTI (a) purchasing or developing (including to collaborate in the development of) a Non-StackCo Stack (as defined below), (b) promoting, marketing or selling a Non-StackCo Stack, or (c) entering into any agreement (including any “letter of intent,” term sheet, or similar arrangement with any third party, whether or not it includes any enforceable obligations) relating to a Non-StackCo Stack, QTI will provide notice thereof to Veoneer (“QTI Notice”). A “Non-StackCo Stack” means a vision perception or drive policy stack, including any technology therefor, whether

*Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.
implemented in software, silicon, or otherwise, which could wholly or partly replace the intendedfunctions of the Stack as described in the Core Stack Requirements or Collaboration Roadmap.
7.2.2    Pursuant to Section 7.2.1(a), QTI hereby provides notice of its ongoing development as of the Effective Date of the following SnapDragon Ride technology features and capabilities: [*] (“Current Development Activities”). QTI will provide Veoneer with (and the QTI Notices will include) periodic updates (on the schedule for the relationship review described in Section 6.1) on the Current Development Activities and notice of material changes in the Current Development Activities. Pursuant to Sections 7.2.1(a) and (b), QTI hereby provides notice of its ongoing commercial activity as of the Effective Date associated with its Vision Enhanced Precise Positioning (VEPP) technology (“Existing VEPP Activity”). QTI will provide Veoneer with (and the QTI Notices will include) notice of material changes, if any, in the scope or nature of the Existing VEPP Activity.
7.2.3    If QTI receives a request from a Tier 1 Supplier or OEM to supply a feature or capability that is not provided or intended to be provided by the Stack, as specified in the Collaboration Roadmap or Core Stack Requirements, QTI will first discuss the feature or capability and the request therefor with StackCo, and give StackCo the opportunity to add the feature or capability to the Collaboration Roadmap. If StackCo decides it will not or cannot provide the feature or capability within the customer’s desired requirements for production, QTI may develop or obtain the feature or capability for the customer in accordance with the customer requirements (and QTI’s then providing such feature or capability in accordance with this Section 7.2.4 will not constitute the selling by QTI of a Non-StackCo Stack).
7.2.4    For the avoidance of doubt, sales where third parties independent of QTI utilize QTI’s generally available software and/or components, or generally available APIs, to develop, market or sell stacks with functionality the same as or substantially similar to Stack do not by themselves constitute QTI selling a Non-StackCo Stack.
7.2.4    If QTI promotes, markets, sells, or enters into an agreement to promote, market, or sell, a Non-StackCo Stack, Veoneer may terminate this Agreement in accordance with and subject to the terms of Section 10.2.
7.3    Effect of Change of Control. For the avoidance of doubt and subject to Section 14.4, (a) the QTI Protection Rights in Section 7.1.1 will survive an acquisition or change of control of Veoneer if, at that time, Veoneer still owns StackCo, and (b) this Agreement, the Stack Agreements and the SOC Agreements will survive, and the terms thereof will remain unchanged as a result of, an acquisition or change of control of Veoneer or StackCo. Nonetheless, in the event (i) Veoneer is acquired by a third party and continues to own StackCo, and (ii) either (A) the acquirer wrongfully terminates this Agreement, or (B) QTI terminates this Agreement for Material Breach, QTI will no longer be obligated to maintain the pricing set forth in Exhibit E (as such pricing may be amended). The terms of the Stack Agreements and the SOC Agreements will be consistent with the foregoing. Also for avoidance of doubt, if there is an acquisition or change of control of StackCo, Veoneer may maintain its relationship with StackCo or the acquirer thereof (and may enter into a separate agreement with StackCo or the acquirer) for the licensing and support of the Stack.
8.GO-TO-MARKET (GTM).
8.1    Marketing Plan. QTI will prepare a go-to-market and marketing plan for the Combined Offering directed at Target Customers (“Marketing Plan”). The Marketing Plan will set forth any activities required of StackCo to support the marketing plans. The initial Marketing Plan is as set forth in Exhibit G. Veoneer will have the right to approve any material modifications thereto, such approval not to be unreasonably withheld. QTI and StackCo will perform the activities applicable to it in the Marketing Plan. To the extent that a Party prepares marketing materials for the Combined Offering that include references to the other Party or its contributions to the Combined Offering (including the Stack in the case of QTI or the QTI SOCs in the case of Veoneer), such other Party will have the right to approve such materials, provided that no further approval is required for reusing such references in substantially the same manner in other materials of such Party. QTI will use commercially reasonable efforts to carry out the Marketing Plan and will provide updates on such efforts through the governance and coordination process described in Section 6 (at least every six (6) months).
8.2    Effect of Non-Compliance. If a Party reasonably determines that the other Party has materially failed to comply with its obligations under the Marketing Plan, or that, because of market circumstances, the Marketing Plan commitments of the other Party are likely not adequate to make the Combined Offering competitive, such Party may terminate this Agreement. In such event, such Party will provide written notice thereof to the other Party, describing in reasonable detail the basis for the termination. At either Party’s request, the matter will be escalated in accordance with Section 10.2. If the matter is not resolved in accordance with such Section 10.2, termination will become effective in accordance with and subject to the terms of Section 10.2.
9.PUBLICITY; TRADEMARK USE.
9.1    Description of Relationship. Any press release or other public announcement regarding this Agreement or the subject matter hereof is subject to mutual agreement of the Parties. The Parties will issue such a press release and other public announcements regarding this Agreement promptly after the Effective Date on a schedule to be reasonably agreed to by the Parties, and each Party thereafter may make non-confidential statements not inconsistent with such mutually approved press release or public announcements.
9.2    Trademark Licenses. The Parties may agree in the Ancillary Agreements on licenses of certain Marks. Each Party retains ownership of its Marks, and no right, title, or interest in either Party’s Marks will be given to or acquired by the other Party as a result of the execution or performance of this Agreement, except as may be set forth in the Ancillary Agreements.
10.TERM AND TERMINATION.
10.1    Term of Agreement. The initial term of this Agreement will commence on the Effective Date and will continue for a period of five (5) years (“Initial Term”) unless earlier terminated as provided in this Section 10. After expiration of the Initial Term, this Agreement will automatically renew for successive periods of one (1) year each (each, a “Renewal Term”) unless a Party provides notice of non-renewal at least one-hundred eighty (180) days prior to the end of the then-current Initial

Term or Renewal Term, as applicable. The term of this Agreement, including the Initial Term and Renewal Term, as this Agreement may be terminated earlier or extended in accordance with this Section 10, is referred to as the “Term.”
10.2    Escalation and Termination. If a Party notifies the other Party that it has determined to terminate this Agreement for Material Breach (as described in Section 10.3) or in accordance with Section 3.4, 7.2.5 or 8.2, the matter will first be addressed as part of the governance and coordination process described in Section 6.2. If the matter is not resolved through that process, the matter will, at either Party’s request, be escalated to senior management officials of the Parties responsible for the relationship established by this Agreement, who will meet within thirty (30) days of receipt of such notice to try to resolve the matter. If such responsible executives are unable to resolve the matter within thirty (30) days after their meeting, the matter will then, at either Party’s request after such meeting, be escalated to senior executive management officials of the Parties, who will endeavor to hold a meeting within thirty (30) days of the request therefor. If the senior executive management officials are unable to resolve the matter, the termination will become effective upon the later of sixty (60) days after the request for such executive management meeting or thirty (30) days after the executive management meeting. For avoidance of doubt, termination of this Agreement will not, in itself, affect the Parties’ obligations with respect to the Ancillary Agreements or any obligations of a Party with respect to a Target Customer or Main Veoneer in a purchase order, response to a request for proposal, or other commitment in writing by such Party.
10.3    Termination for Material Breach. If a Party (“Notified Party”) is in material breach of this Agreement, such material breach is not attributable in whole or significant part to the acts or omissions of the other Party, and such breach could reasonably have a material adverse effect on the other Party (any such breach, “Material Breach”), such other Party (the “Notifying Party”) may provide notice to the Notified Party of the Material Breach and its intent to terminate this Agreement as a result thereof, which notice will specify the Notifying Party’s intention to terminate and describe in reasonable detail the basis therefor.
10.4    Continued Performance. During the period before termination is effective, the Parties will continue to perform their obligations hereunder, and use all commercially reasonable efforts to remedy or mitigate the effects of the alleged material breach. If there is a good-faith dispute as to whether a Material Breach has occurred, and the matter is in arbitration in accordance with the dispute resolution process of Section 14.8, termination will not be effective until the matter has been resolved in accordance with such dispute resolution process.
10.5    Bankruptcy, Etc. Each Party may also terminate this Agreement upon written notice if the other Party files for bankruptcy, is the subject of involuntary bankruptcy proceedings that are not dismissed within one-hundred eighty (180) days from filing, makes an assignment for the benefit of its creditors, or a receiver or trustee is appointed for a substantial part of its assets.
10.6    Enforcement. Notwithstanding the foregoing, if the Material Breach is of the type where time is of the essence to mitigate the harm to the non-breaching Party, such as a breach of confidentiality or misappropriation of intellectual property rights, the non-breaching Party may enforce its rights available under applicable law without engaging in the escalation process described in Section 10.2.

10.7    Effect of Termination; Survival.
10.7.1    The Stack Agreements, the SOC Agreements, and the other Ancillary Agreements are stand-alone agreements. In the event this Agreement expires or is terminated, the Ancillary Agreements (including the license of the Stack to QTI under the Stack Agreements and the supply of the QTI SOCs to Veoneer under the SOC Agreements) will remain in effect in accordance with their respective terms.
10.7.2    The following terms in this Agreement will survive expiration or termination: Section 5.1 (License of the Stack) (but only for program awards received before the expiration or termination of this Agreement and for future purchase orders for the same OEM platform code), Section 5.2 (Supply of QTI SOCs), 7.3 (Effect of Change of Control), Section 9.1 (Description of Relationship), this Section 10.7, Section 11 (Confidentiality), Section 12.4 (No Other Warranty), Section 13 (Limitation of Liability), and Section 14 (Miscellaneous).

11.CONFIDENTIALITY.
11.1    NDA. The Parties acknowledge that Veoneer, Inc. and Qualcomm Incorporated have previously executed the NDA, which will remain in effect for the Term for purposes of this Agreement, will continue in full force and effect in accordance with its terms for such purposes, and will apply to QTI and Veoneer (including StackCo). The non-public information and materials disclosed or provided under this Agreement will constitute Confidential Information for purposes of the NDA and will be subject to the provisions thereof to the same extent as if the terms of the NDA were incorporated in this Agreement, except that for purposes of this Agreement, the “Purpose” is use for the Collaboration in accordance with this Agreement; upon a Party’s reasonable request, the other Party will return or destroy Confidential Information disclosed under this Agreement (but, for avoidance of doubt, a Party will not be required to return or destroy Confidential Information provided for use in connection with an active Ancillary Agreement, unless otherwise provided in such Ancillary Agreement); any disputes relating to the terms of the NDA will, for purposes of this Agreement, be escalated and resolved in accordance with this Agreement; to the extent that the NDA expires or terminates prior to the expiration or termination of this Agreement, the terms of the NDA will continue to apply to this Agreement and the Parties’ activities hereunder; and the terms of the NDA will continue to apply in the event of (and will not preclude) an assignment permitted by Section 14.4 of this Agreement. Also, in the event of any conflict between the NDA and this Agreement, this Agreement will prevail.
11.2    Additional Terms. In addition to the terms set forth in the NDA:
11.2.1    During the Term and for one (1) year following the expiration or termination of this Agreement (the “Specified Period”), a Party will not, directly or indirectly, without the prior written consent of the other Party solicit for employment or a contractor arrangement any Employee, provided, however, that the foregoing clause will not prevent a Party from engaging in discussions with an Employee where the Employee has first contacted a Party in response to any general advertisement, job posting or similar general notice not aimed at any Employee or focused on technology similar to the Stack. “Employee” will mean an officer or management-level employee of a Party, or an engineer or other employee or contractor of a Party, during the Specified Period (a) who was involved by a Party in the Collaboration (including development, marketing, sale or support of the Stack or the Combined Offering) during the Specified Period, or (b) about whom a Party received Confidential

Information in connection with the Collaboration. For avoidance of doubt, “Employee” does not include any person whose employment with a Party was or is terminated by such Party, or who has received notice from a Party that his or her employment with such Party will be terminated.
11.2.2    Each Party will implement and maintain, in accordance with past practice and industry standards, administrative, physical and technical safeguards that prevent any unauthorized use, access, processing, destruction, loss, alteration, or disclosure of any Confidential Information of the other Party. If there is an actual or reasonably suspected breach or compromise of the security, confidentiality, or integrity of any Confidential Information of a Party, the other Party will, at such Party’s request, provide reasonable cooperation and assistance to such Party regarding the same.
11.2.3    For avoidance of doubt, and consistent with the Purpose described in Section 11.1, (a) StackCo or Veoneer may in its discretion provide QTI with Feedback relating to the QTI SOCs or the Combined Offering, which QTI may use in the support and further development or commercialization of the QTI SOCs or the Combined Offering without any further obligation of any kind to StackCo or Veoneer, and (b) QTI may in its discretion provide StackCo or Veoneer with Feedback relating to the Stack or the Combined Offering, which StackCo or Veoneer may use in the support and further development of the Stack or the Combined Offering without any further obligation of any kind to QTI. For purposes of the foregoing, “Feedback” means suggestions, comments, feedback or other similar information relating to the QTI SOCs or Stack (as applicable). For avoidance of doubt, this Section 11.2.3 does not grant a license of any patents or copyrights, provided that such a license may be granted in any of the Ancillary Agreements; each Party owns its Feedback; and this Section 11.2.3 does not supersede the obligations of the receiving Party with respect to protection of Confidential Information if the Feedback constitutes Confidential Information.
11.2.4    The terms of this Agreement (collectively, “Agreement-Related Information”) are confidential. Neither Party will disclose any Agreement-Related Information to any third party without the approval of the other Party, such approval not to be unreasonably withheld, except that a Party may disclose Agreement-Related Information (a) to the extent such Party is legally required to disclose the Agreement-Related Information in connection with any legal or regulatory proceeding, provided that such Party complies with the requirements for disclosures to governmental entities described in the NDA, (b) in furtherance of such Party’s obligations under applicable securities and other laws (including the rules of any applicable stock exchange), (c) in confidence to such Party’s potential investors, to potential acquirers of a Party or a portion of its business to which this Agreement pertains (including, in the case of Veoneer, the StackCo Business), provided that the Exhibits attached hereto may in this case be disclosed only to the professional advisors of such potential investors or acquirers and only through an access-controlled actual or virtual data room to which only such professional advisors have access and solely for purposes of due diligence related to a potential investment or acquisition; or (d) in confidence to such Party’s financial or legal advisors.

12.REPRESENTATIONS AND WARRANTIES.
12.1    Authority. Each Party represents and warrants as of the Effective Date that it has the corporate power and authority to enter into this Agreement in accordance with its terms and to perform the obligations of such Party expressly set forth in this Agreement.

12.2    Work. Each Party represents and warrants that its Work will be conducted and provided (a) by qualified employees and contractors, in a professional and workmanlike manner and in accordance with high industry standards for services similar to such Work, and (b) in accordance with all applicable law.
12.3    Compliance with Laws. Each Party will comply with applicable law, and will use only legitimate and ethical business practices, in connection with its activities related to this Agreement.
12.4    No Other Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NEITHER PARTY MAKES OR PROVIDES ANY WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.
13.LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A MISUSE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT:
13.1    NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING ANY SUCH DAMAGES BASED ON LOST PROFITS OR LOST SAVINGS, ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF WHETHER A PARTY’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE; AND
13.2    IN ADDITION TO SECTION 13.1, THE ENTIRE LIABILITY OF QTI AND VEONEER, INCLUDING THEIR AFFILIATES, AND THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES, INCLUDING THEIR AFFILIATES, FOR ANY CLAIM OR CAUSE OF ACTION ARISING HEREUNDER (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL NOT EXCEED ONE MILLION UNITED STATES DOLLARS ($1,000,000.00).
14.MISCELLANEOUS.
14.1    Resources. Except as expressly set forth in the Collaboration Roadmap or Resources Plan, each Party will be responsible for procuring and providing, at its own expense, the personnel, equipment, tools, materials, and other resources required to fulfill its roles and responsibilities as set forth in this Agreement (including, without limitation, the detailed roles and responsibilities which may be set forth in the Collaboration Roadmap).
14.2    Retention of Rights. Each Party retains all right, title and interest in and to the results of its Work. Any licenses or other rights with respect to such results will be as set forth in the applicable Ancillary Agreement, and no other licenses or rights will be implied.

*Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.
14.3    Notices. Unless otherwise provided in this Agreement, any notices in connection with this Agreement will be in writing and sent to the address set forth below by personal delivery or by internationally recognized delivery service (e.g., UPS, FedEx, DHL, etc.) and will be deemed given upon receipt by the addressee Party. The notifying Party will also send a copy of the notice by email to the email address below, but the email copy will not be deemed notice.

If to QTI: Attention: With a copy by email to:	If to Veoneer: Attention: With a copy by email to:
14.4    Assignment. Upon providing twenty (20) days’ notice to the other Party, either Party may assign this Agreement, together with its rights and obligations hereunder, to a successor in connection with a reorganization, merger, consolidation, acquisition, or other transaction involving a substantial part of the business to which this Agreement relates (including, in the case of Veoneer, the StackCo Business), without the other Party’s prior written consent, provided that the successor is not a QTI Competitor. For purposes of this Agreement, the term “QTI Competitor” means [*]. The Parties acknowledge that the QTI competitors may change during the term of this Agreement, and QTI may, before it is notified of a proposed transaction under Section 7, add to the foregoing list any other merchant application processor silicon (“APS”) provider whose merchant APS business (i) makes up more than forty percent (40%) of the provider’s total APS business; and (ii) exceeds $400 million in revenue. If QTI does not provide its consent to a proposed assignment to a QTI Competitor, Veoneer shall be entitled to terminate this Agreement effective upon the closing of the transaction requiring such consent. Assignment will not affect the obligations of the assigning Party with respect to the period before the assignment. Any attempt to assign this Agreement other than in accordance with the foregoing (or otherwise with the approval of the other Party) will be null and void. Subject to the foregoing, this Agreement will be binding on successors and assignees and inure to the benefit of their permitted successors and assignees.
14.5    Entire Agreement. This Agreement, together with the NDA and the Ancillary Agreements, is the entire agreement of the Parties and supersedes all previous or contemporaneous agreements, proposals, representations, or communications between the Parties relating to its subject matter. This Agreement may be modified only by an amendment signed by authorized representatives of the Parties. In the event of a conflict between this Agreement and an Ancillary Agreement with respect to the subject matter of the Ancillary Agreement, the Ancillary Agreement will prevail with respect to such subject matter to the extent of the conflict.
14.5    Independent Contractors. The Parties are independent contractors and not employees, partners, agents or joint venturers of or with each other. Each Party will be responsible for the hiring, supervision and control of its own employees. Neither Party will have the power to bind the other or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
14.6    Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles or provisions that would result in the application of the laws of a different state or country.
14.7    Dispute Resolution.
14.8.1    If a dispute arises out of or relates to this Agreement, including the breach hereof, and if the dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If mediation is unsuccessful, the Parties agree the dispute arising out of or relating to this Agreement (including the determination of the scope of the agreement to arbitrate) will be finally settled by arbitration as follows:

(a)The arbitration will be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules. The AAA will be the appointing authority and will appoint a single arbitrator. The place of arbitration will be New York, NY, and the exclusive language to be used for the arbitral proceedings will be English. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.
(b)Nothing herein will prevent either Party, prior to appointment of the arbitrator, from making application to any court of competent jurisdiction, for any provisional or interim remedy available at law or in equity. Such application for relief will not constitute a waiver of this agreement to arbitrate. Upon appointment, the arbitrator will have exclusive authority to order provisional or interim relief, except that any relief ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction. Each Party waives objection to venue and consents to the personal jurisdiction of the federal courts of New York, NY, in any action to enforce this agreement to arbitrate or any order or award of the arbitrator, or for the provisional or interim remedies provided for herein.
(c)The arbitrator may order such discovery (including the production of documents and other evidence and the identification and depositions of witnesses) as the arbitrator may determine to be helpful for a just and efficient resolution of any dispute.
14.8.2    EACH PARTY HEREBY AGREES THAT THE DISPUTE RESOLUTION PROCEDURES PROVIDED HEREIN WILL BE THE SOLE AND EXCLUSIVE METHODS OF RESOLVING ANY OF THE AFORESAID DISPUTES.
14.8.3    The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed and will not apply.
14.9    Equitable Relief. Notwithstanding any other provision of this Agreement, any breach of this Agreement by either Party may cause irreparable damage for which recovery of money damages would be inadequate, and the non-breaching Party will therefore be entitled to seek injunctive or other equitable relief to protect such Party’s rights and enforce the other Party’s obligations under this Agreement in addition to any and all remedies available at law.

14.10    Severability. If any provision of this Agreement is not enforceable, it will be deemed modified as necessary to make it enforceable. If the provision cannot be made enforceable, it will be deemed severed, and the rest of this Agreement will remain in full force and effect.
14.11    Waiver. No release, discharge or waiver of any provision of this Agreement will be enforceable against or binding on a Party unless in writing and executed by a duly authorized representative of such Party. The failure to insist upon strict performance of any provision of this Agreement, including the covenants, conditions or other terms hereof, will not be deemed a waiver of any rights or remedies that a Party may have or a waiver of any subsequent breach of this Agreement or any of such covenants, conditions or other terms.
14.12    No Violation of Applicable Law. In performing its obligations under this Agreement, neither Party will be required to engage in any action or omission that it believes in good faith would be in violation of any applicable law. A Party will not be deemed in breach of this Agreement based on the failure to engage in an action or omission that would violate applicable law. Without limitation of the generality of the foregoing, the Parties acknowledge that their obligations under Sections 7 and 9.1 and the other provisions of this Agreement will be subject to, and that they will comply with, applicable securities laws (including the rules of any applicable stock exchange) in connection with the matters set forth in such Sections 7 and 9.1and other provisions.
14.13    Code of Ethics. The Parties both acknowledge their commitment to ethical practices, and their compliance teams will confer regarding compliance by each Party with its and the other Party’s code of ethics or conduct, including Qualcomm Incorporated’s Code of Ethics as made publicly available as of the Effective Date at https://www.qualcomm.com/documents/qualcomm-code-ethics and Veoneer’s Code of Ethics as made publicly available as of the Effective Date at https://www.veoneer.com/en/highest-ethical-standards.
14.14    Responsibility for Affiliates. Each of the signatory parties will cause this Agreement to be binding on, and is responsible for ensuring compliance with the terms of this Agreement by, its Affiliates. Each of such parties will be jointly and severally liable with any of its Affiliates for any breach of the terms of this Agreement by such Affiliates.
14.15    Language; Interpretation; Etc. This Agreement is executed in English only. Any translation of this Agreement into another language will be for reference only and without legal effect. The Parties have fully negotiated this Agreement, and it will be interpreted according to the plain meaning of its terms without a presumption that it should be construed for or against either Party (and any uncertainty or ambiguity will not be interpreted for or against either Party because of the manner in which this Agreement or any provision hereof was drafted or prepared). Unless otherwise expressly stated, “Section” refers to sections of this Agreement; “days” refers to calendar days, including Saturdays, Sundays and holidays; “business day” means “a day (other than a Saturday or Sunday) on which banks generally are open for business in the United States; dollar amounts and the symbol “$” refer to United States dollars; “applicable law” includes any laws (including common law), regulations, regulatory guidance, rules, directives, court orders and other legal requirements; “hereof,” “herein” and “hereunder” and words of like import refer to this Agreement as a whole and not to any particular section or provision of this Agreement; “will” is deemed to refer to an affirmative obligation; “all” is deemed to include “any,” and “any and all”; words used in this Agreement in the singular will extend to and include the plural, and words in the plural will extend to and include the singular; and words in any gender (including the neuter) will extend to and include all genders (including the neuter). Section and other headings are for ease of reference only and are not to be used to interpret the meaning of any provision. Any rights and remedies provided for in this Agreement are cumulative and are in addition to, and not in lieu of, any other rights and remedies available under this Agreement or under applicable law. Except as otherwise expressly provided in this Agreement, references herein to notices, consents, approvals or agreements of the Parties mean notices, consents, approvals or agreements in writing, whether or not the writing requirement is expressly stated.
14.16    Counterparts. This Agreement, and any Ancillary Agreements, may be executed in counterparts, each of which will be deemed an original and together will constitute the same instrument. Signature pages may be transmitted by PDF or in other similar form.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.
QUALCOMM TECHNOLOGIES, INC.
By: /s/ Amanda Belcastro
Name: Amanda Belcastro
Title: Director, Finance
By: /s/ Nakul Duggal
Name: Nakul Duggal
Title: Senior Vice President and General Manager

VEONEER, INC.
By: /s/ Arthur Blanchford
Name: Arthur Blanchford
Title: Executive Vice President, Sales & Marketing
By: /s/ Jacob Svanberg
Name: Jacob Svanberg
Title: Director, Corporate Development

DEFINITIONS APPENDIX
“Affiliate” means, with respect to an entity, any other entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, such first entity. As used in this definition, “control” means the power to direct the management or affairs of an entity, and “ownership” means the beneficial ownership of more than 50% of the voting equity securities or other equivalent voting interests of the entity. An entity will constitute an Affiliate (and parties will have rights and obligations with respect to an entity as an Affiliate) only so long as such ownership or control exists.
“Ancillary Agreements” means the Stack Agreements, the SOC Agreements, and any other agreements executed by the Parties to support the Collaboration, including addendums and supplements thereto.
“Disclosing Party” has the meaning set forth in the NDA.
“Main Veoneer” means Veoneer, as a Tier 1 supplier, including Affiliates, but excluding StackCo.
“Marks” means common law or registered trademarks, services marks, and other protectable indicia of source or origin.
“NDA” means the Mutual Confidentiality and Non-Disclosure Agreement dated June 11, 2020, between Veoneer, Inc. and Qualcomm Incorporated.
“Receiving Party” has the meaning set forth in the NDA.
“StackCo Business” means the business of developing, supporting and sale of the Stack; the StackCo Business may include one or more legal entities.
“Veoneer’s Price” means Veoneer’s pricing for the Stack or such other pricing as may be agreed to in writing by the Parties from time to time for purposes of a QTI agreement with a particular Target Customer.
“Work” means the work and other tasks, including development, marketing, manufacturing, distribution, and sale, to be performed by each Party in connection with the Combined Offering or otherwise under this Agreement, including any such work and other tasks described in this Agreement, any Ancillary Agreement, or otherwise agreed in writing by the Parties.